Exhibit 3.717
ARTICLES OF INCORPORATION
OF
PINAL COUNTY LANDFILL CORP.
ARTICLE I
     The name of the corporation is Pinal County Landfill Corp. (the “Corporation”).
ARTICLE II
     The Corporation is to have perpetual existence.
ARTICLE III
     The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as amended from time to time, and further to do such things as may be incident to, and necessary or appropriate to effect, any and all... of sue. purposes
ARTICLE IV
     The Corporation initially intends to hold and operate real property in the State of Arizona and to own and operate a landfill and waste disposal business and all businesses related there to.
ARTICLE V
     The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $.01 per share.
ARTICLE VI
     The name and address of its initial Statutory Agent, bona fide resident of the State of Arizona for three years is: CT Corporation System, 3225 North Central Avenue, Phoenix, Arizona 85012.

ARTICLE VII
     The number of directors consisting the initial board of directors is three (3). The number of the members of subsequent boards of directors shall be fixed by, or in the manner provided in the Bylaws of the Corporation. The names and addresses of the persons who will serve as directors until the first meeting of shareholders or until their success are elected and qualified are:

Thomas H. VanWeelden	7201 East Camelback Road
Suite #375
Scottsdale, Arizona 85251

Daniel J. Ivan	7201 East Camelback Road
Suite #375
Scottsdale, Arizona 85251

Larry D. Henk	7201 East Camelback Road
Suite #375
Scottsdale, Arizona 85251
ARTICLE VIII
     The name and address of the incorporators are: Thomas K. Kehoe, National Waste Industries, Inc., 935 West 175th Street, Suite #200, Homewood, Illinois 60430 and Maria E. Beele, National Waste Industries, Inc., 935 West 175th Suite #200, Homewood, Illincis 60430.

/s/ Thomas K. Kehoe
Thomas K. Kehoe, Secretary/Incorporator

/s/ Maria E. Beele, Incorporator
Maria E. Beele, Incorporator

Dated this 23rd day of October, 1995.
     CT Corporation System, having been designated to act as Statutory Agent, hereby consents to act in that capacity until removed or resignation is submitted in accordance with the Arizona Revised Statutes.

CT Corporation System
By	[ILLEGIBLE]
	Its	Assistant Secretary